Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the shares of Common Shares, no par value, of Cronos Group Inc. and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

Date: March 18, 2019	ALTRIA GROUP, INC.

	By:	/s/ Kevin C. Crosthwaite, Jr.
	Name:	Kevin C. Crosthwaite, Jr.
	Title:	Senior Vice President, Chief Strategy and Growth Officer

Date: March 18, 2019	ALTRIA SUMMIT LLC

	By:	/s/ Mary C. Bigelow
	Name:	Mary C. Bigelow
	Title:	Vice President and Secretary

Date: March 18, 2019	MAPLE HOLDCO (BERMUDA) LTD.

	By:	/s/ Summer C. Frein
	Name:	Summer C. Frein
	Title:	President

Date: March 18, 2019	MAPLE ACQUIRECO (CANADA) ULC

	By:	/s/ Summer C. Frein
	Name:	Summer C. Frein
	Title:	President